Exhibit 10.19

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of August 1, 2014, is entered into by and between Tribune Company, a Delaware corporation (the “Company” and, together with its subsidiaries, the “Company Group”), and Eddy Hartenstein (the “Executive”).

RECITALS

WHEREAS, the Executive and the Company are party to a letter agreement dated August 1, 2008, which was amended by another letter agreement on May 4, 2011 (collectively, the “Letter Agreement”), relating to his employment with the Company Group;

WHEREAS, the Executive is resigning as an employee of the Company Group in connection with the contemplated spin-off of the Company Group’s publishing business into a separate independent company called “Tribune Publishing Company” (“Publishing”; for purposes of this Agreement, “spin-off” shall mean the proposed distribution described in the Preliminary Information Statement filed as exhibit 99.1 to Amendment No. 6 to Publishing’s Form 10 filed with the SEC on July 21, 2014);

WHEREAS, it has been agreed that the Executive will serve as non-executive chairman of Publishing (the “Non-Executive Chairman Position”);

WHEREAS, pursuant to this Agreement, the Executive and the Company desire to specify, settle and conclude all of the Executive’s rights and obligations arising in connection with his employment with the Company, and the cessation thereof as specified in this Agreement.

NOW, THEREFORE, in consideration of the matters provided in this Agreement, the Executive and the Company agree as follows:

1. Separation. The Executive’s employment with the Company Group will voluntarily terminate on August 1, 2014 or such other date as shall be mutually agreed between the Company and the Executive (the “Separation Date”). Effective as of the Separation Date, the Executive hereby resigns from all positions the Executive held as a director, officer or employee of any member of the Company Group, except the Non-Executive Chairman Position. The Executive agrees that, as requested from time to time, he will execute such other documents as may be necessary or appropriate to evidence the resignations covered by this Agreement.

2. Separation Payment. Subject to (i) the Executive’s execution and delivery to the Company of the release attached hereto as Annex A (the “Executive’s Release”) on or within ten (10) days following the Separation Date and (ii) the lapse of the applicable revocation period without the Executive having revoked such release, the Company shall pay and provide the Executive with a separation payment in the aggregate amount of $1,680,000. Such amount shall be payable in cash, in substantially equal installments over a period of twelve (12) months (the “Severance Period”), in accordance with the Company’s generally applicable payroll practices for its senior executives, except that the first installment of such payments shall be paid on the thirtieth (30th) day following the Separation Date and shall include all installments that would have been paid if the Executive’s Release had been effective on the Separation Date.

3.	Equity Award Treatment.

(a)	Stock Options and Restricted Stock Units. The Executive currently holds options to acquire common stock of the Company and restricted stock units of the Company. Upon consummation of the spin-off, all such options and restricted stock units will be converted into stock options and restricted stock units representing common stock of Publishing pursuant to the Employee Matters Agreement to be entered by the Company and Publishing in connection with the spin-off, substantially in the form filed as exhibit 10.3 to Amendment No. 2 to Publishing’s Form 10 filed with the SEC on April 11, 2014; provided that, solely for purposes of satisfying any service-based condition applicable to these options and restricted stock units (including vesting, exercisability and settlement), the Executive’s service in the Non-Executive Chairman Position shall be treated as though employment.

(b)	Performance Stock Units. The Executive currently holds performance stock units of the Company. All performance stock units held by the Executive on the Separation Date shall immediately terminate and be forfeited on the Separation Date without any liability of the Company Group.

4.	Additional Agreements. The Company and the Executive further understand and agree as follows:

(a)	Company Release. Within five (5) business days of the lapse of the revocation period of the Executive’s Release without the revocation thereof by the Executive, the Company will execute and deliver to the Executive the Company release set forth on Annex B hereto.

(b)

Accrued Payments and Benefits. On the next regular payroll date following the Separation Date, the Company will pay the Executive all of the Executive’s earned wages and accrued but unused vacation through the Separation Date. Following the Separation Date, the Company shall pay the Executive any vested benefits credited to his account or otherwise standing to his benefit under the employee benefit plans of the Company Group in which he participates, in accordance with the applicable provisions thereof; provided that, for the avoidance of doubt, the payment and benefits set forth in Section 2 of this Agreement are in lieu of, and not in addition to, any severance or termination benefits payable under the Letter Agreement or any plan or arrangement sponsored or agreed to by any member of the Company Group.

(c)	Company Property. On or promptly following the Separation Date, the Executive shall return to the Company (1) all property of the Company Group, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies) and (2) any keys, equipment (such as blackberries, cell phones and computers), identification and credit cards belonging to the Company Group. Notwithstanding the foregoing, the Executive may retain any information that is reasonably necessary or appropriate in light of his continuing service in the Non-Executive Chairman Position.

(d)	Cooperation and Assistance. Following the Separation Date, the Executive shall furnish such information and assistance to the Company as may be reasonably required by the Company in connection with any issues or matters of which the Executive had knowledge during his employment with the Company. The Company shall reimburse the Executive for the reasonable documented out-of-pocket expenses incurred by him in providing such cooperation and assistance.

(e)

Non-disparagement. The Executive shall not make any statements, directly or indirectly, to any third party that are intended to, or could reasonably be expected to, damage the business or reputation of any member of the Company Group, its directors, officers, executives, employees, agents, members and stockholders and the predecessors, successors, and assigns of any of the foregoing (in each case, both individually and in their official capacities). The Company shall not, and shall use its reasonable best efforts to cause each of its executive officers and directors to not, make any statements to any third party (other than to its attorneys, who must agree not to repeat such statements) that are intended to, or could reasonably be expected to, damage the Executive’s business or reputation. Nothing herein shall be interpreted, however, to preclude either party (or, in the case of the Company, its affiliates, officers and directors) from making any truthful statements about the other to the extent (i) made as a witness or in a court filing or otherwise required by applicable law or regulation, in connection with any litigation (regardless of whether between the parties), (ii) required in the course of any regulatory or administrative inquiry, review or investigation, or (iii) made in response to a disparaging statement made by the other party or, in the case of the Executive, an executive officer or director of the Company.

5. Survival of Restrictive Covenants. The Executive reaffirms the covenants set forth in Section 6 of the Letter Agreement, dated August 1, 2008, between the Executive and the Company, which shall be incorporated herein by reference and made a part hereof to apply during the Severance Period. For the avoidance of doubt, the Executive’s service as chairman of Publishing will not violate the non-competition covenant included therein.

6. Section 409A. The intent of the parties is that payments and benefits under this Agreement either comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Any references in this Agreement to the Executive’s “termination of employment” and corollary terms shall deemed to refer to the Executive’s “separation from service” with the Company within the meaning of Section 409A. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. As is provided in the Letter Agreement, the Executive’s right to receive the installments of the severance payment set forth in Section 2 of this Agreement shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. The parties have concluded that the first six installments of the severance payment set forth in Section 2 of this Agreement are not subject to Section 409A and that accordingly none of those installments are subject to a six month delay under Section 409A, regardless of whether Executive is a “specified employee.”

7. Miscellaneous. All payments to be made or benefits to be provided to the Executive in accordance with this Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments. No party to the Agreement may assign this Agreement without the express written consent of the other parties, such consent not to be unreasonably withheld. The rights and obligations of the parties under this Agreement may be amended, modified, waived or discharged only with the written consent of the parties hereto. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to its conflicts of law principles. If any provision in this Agreement is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included. This Agreement constitutes the entire agreement and understanding between the Company and the Executive with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between the Executive and the Company relating to such subject matter. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service (i) to the Company, addressed to the attention of its General Counsel at the Company’s headquarters and (ii) to the Executive at the address contained in the records of the Company (which the Executive shall update as necessary from time to time). This Agreement may be executed in counterparts (including via facsimile or .pdf file).

IN WITNESS WHEREOF, this Agreement has been executed by each of the Executive and the Company on the date indicated below.

/s/ Eddy Hartenstein
Eddy Hartenstein

TRIBUNE COMPANY

By:	/s/ Melanie Hughes
	Name:	Melanie Hughes
	Title:	Executive Vice President, Human Resources

Annex A

EXECUTIVE’S GENERAL RELEASE OF CLAIMS

I, Eddy Hartenstein, in consideration of and subject to the terms and conditions set forth below, do hereby release and forever discharge and covenant not to sue Tribune Company (the “Company”), Tribune Publishing Company (“Publishing”), any of their respective subsidiaries, any of their respective directors, officers, executives, employees, agents, members and stockholders and the predecessors, successors, and assigns of any of the foregoing (in each case, both individually and in their official capacities) (all of the foregoing, collectively, the “Company Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which I ever had, now have, or which my heirs, executors, administrators, and assigns now have, or any of them hereafter can, shall, or may have against any Company Released Party with respect to events arising on or before the Separation Date (as such term is defined in the Separation Agreement between me and the Company, dated as of July     , 2014 (the “Separation Agreement”)), including, without limitation, arising by reason of or related to my employment with or termination of my employment from the Company and any of its subsidiaries, including any subsidiary of Publishing that was formerly a subsidiary of the Company (collectively, the “Company Group”).

By signing this general release (the “General Release”), I am providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown to me, up until the Separation Date. This includes, but is not limited to, claims against any Company Released Party:

(a) For violation of or failure to comply with any public policy;

(b) For violation of or failure to comply with any portion of the personnel policies or handbooks of the Company Group, or any express or implied contract of employment between any member of the Company Group and me;

(c) For harassment of, or discrimination or retaliation against me on the basis of age, race, color, sex, national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, or any union activities, in violation of any local, state, or federal law or regulation;

(d) For violation of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Older Workers Benefit Protection Act, or any other federal or state statute or local ordinance pertaining to discrimination in employment or the termination of employment;

(e) For libel, slander, defamation, invasion of privacy, negligent or intentional infliction of emotional distress, or violation of any common law duty to me; and

(f) For failure to pay wages, salary, overtime, bonus, earned vacation, severance pay, or other compensation of any type.

Notwithstanding the foregoing, the Company and I agree that this General Release does not release or waive my right or claim to any of the following:

(a) Any payment or benefit set forth in the Separation Agreement, including my stock options and restricted stock units, which, as described therein, shall be converted at the spin-off into awards in respect of the stock of Publishing;

(b) Reimbursement of unreimbursed business expenses properly incurred prior to the Separation Date in accordance with the policy of the Company Group;

(c) Vested benefits (other than severance pay or termination benefits) under the general employee benefit plans of the Company Group in which I participate;

(d) My right to COBRA continuation coverage in accordance with applicable law;

(e) Any claim for unemployment compensation or workers’ compensation administered by a state government to which I am presently or may become entitled;

(f) Any claim based upon events that occur after the Separation Date;

(g) Any claim that the Company has breached the Separation Agreement; and

(h) Indemnification to which I am entitled as a current or former director or officer of any member of the Company Group, or inclusion as a beneficiary of any insurance policy related to my service in such capacity.

I further agree, promise, and covenant that, to the maximum extent permitted by law, neither I, nor any natural person, corporation, partnership, limited liability company, joint venture, trust or other organization or entity (a “Person”) acting on my behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against the Company Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are released by this General Release. I represent, as of

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the date hereof, that I am not aware of any basis for a claim by me against any Company Released Parties that would be released by this General Release. This General Release shall not affect my rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this General Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute, or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This General Release does, however, waive and release any right to recover damages in any proceeding under the ADEA or other civil rights statute.

In addition, I acknowledge and agree that I have been made aware of, and understand, the provisions of California Civil Code Section 1542 and hereby expressly waive the protections of the statute, which provides “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Compliance with Older Workers Benefit Protection Act. In compliance with the Older Workers Benefit Protection Act (P.L. 101-433), the Company and I hereby acknowledge and agree as follows:

(a) That this General Release specifically applies to any rights or claims that I may have against the Company or any party released herein under the ADEA;

(b) That this General Release does not purport to waive rights or claims that may arise from acts or events occurring after the date that this General Release is executed by the parties;

(c) That the General Release shall be revocable by me for a seven (7) day period following its execution, and accordingly, this General Release shall not become effective or enforceable until the expiration of this seven (7) day revocation period. If I elect to revoke this General Release during the revocation period, this General Release shall be void and of no effect in its entirety. However, I understand that the termination of my employment shall still be effective; and

(d) That I have been advised to consult with an attorney prior to signing this General Release and have been given a period of twenty-one (21) days within which to consider whether to sign this General Release and that, if I execute this General Release prior to such twenty-first (21st) day, I acknowledge that I has waived my right to consider this General Release during the remainder of such period.

I further acknowledge that in deciding whether or not to execute this General Release, I have not relied on any representations or statements not set forth in this

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General Release or the Separation Agreement and that I have enter into this General Release knowingly, voluntarily, and with full understanding of its terms and effects, and I voluntarily accept the separation benefits provided for in the Separation Agreement for the purpose of making full and final settlement of all claims referred to above.

Date:	8/1/14	/s/ Eddy Hartenstein
Eddy Hartenstein

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Annex B

COMPANY’S GENERAL RELEASE OF CLAIMS

In consideration of and subject to the terms and conditions set forth herein, Tribune Company, a Delaware corporation (the “Company”), on behalf of itself and each of its subsidiaries (such subsidiaries, together with the Company, the “Company Group”), hereby releases and forever discharges and covenants not to sue Eddy Hartenstein (the “Executive”) or his affiliates, heirs, executors, administrators or assigns (both individually and in their official capacities) (all of the foregoing, collectively, the “Executive Released Parties”), from any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Company Group ever had, now has or which the Company Group’s successors and assigns now have, or any of them hereafter can, shall or may have arising by reason of or related to the Executive’s employment with or termination of employment from the Company Group. The Company, on behalf of the Company Group, further agrees, promises and covenants that, to the maximum extent permitted by law, neither it, nor any person acting on its behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Executive Released Parties involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities, in each case which are released by this release by the Company and not excepted herein. Notwithstanding the foregoing, this release by the Company does not release or waive the Company Group’s right or claim to (x) any benefit set forth in the Separation Agreement, dated as of July     , 2014, by and between the Company and the Executive (the “Separation Agreement”), (y) any claim that the Executive has breached the Separation Agreement or any other agreement expressly incorporated therein by reference, or (z) any claim that the Executive has committed a crime or engaged in acts or omissions to act constituting fraud or other willful misconduct. The Company represents, as of the date hereof, that it is not aware of any basis for a claim by it against the Executive that is described in the immediately preceding sentence.

TRIBUNE COMPANY

By:	/s/ Melanie Hughes
	Name:	Melanie Hughes
	Title:	Executive Vice President, Human Resources